Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
Telephone: 203 622 3131
203 622 6080

unitedrentals.com

United Rentals Announces Fourth Quarter and Full Year 2012 Results

and Provides 2013 Outlook

GREENWICH, Conn. – January 23, 2013 – United Rentals, Inc. (NYSE: URI) today announced financial results for the fourth quarter and full year 20121.

For the fourth quarter of 2012, total revenue was $1.249 billion and rental revenue was $1.036 billion. On a GAAP basis, the company reported fourth quarter net income of $41 million, or earnings of $0.40 per diluted share. Adjusted EPS2 for the quarter was $1.27 per diluted share.

For the full year 2012, total revenue was $4.117 billion and rental revenue was $3.455 billion. On a GAAP basis, full year net income was $75 million, or earnings of $0.79 per diluted share. Adjusted EPS for the full year was $3.76 per diluted share.

For the fourth quarter of 2012, adjusted EBITDA3 was $553 million and adjusted EBITDA margin was 44.3%. For the full year 2012, adjusted EBITDA was $1.772 billion, and adjusted EBITDA margin was 43.0%.

2012 Highlights4

On a pro-forma basis (that is, assuming the combination of United Rentals results and RSC results for all periods in 2011 and 2012):

•	Full year total revenue was $4.664 billion compared with $4.133 billion for 2011.

•

Fourth quarter 2012 rental revenue increased 8.7% year-over-year, reflecting an increase of 7.2% in the volume of equipment on rent and an increase of 6.0% in rental rates year-over-year.[5] Full year rental revenue increased 13.2% year-over-year, reflecting an increase of 11.4% in the volume of equipment on rent and an increase of 6.9% in rental rates.

•

Fourth quarter adjusted EBITDA was $553 million and adjusted EBITDA margin was 44.3%, an increase of $104 million and 580 basis points, respectively, from the same period last year. Full year adjusted EBITDA was $1.988 billion and adjusted EBITDA margin was 42.6%, an increase of $494 million and 650 basis points, respectively, from 2011.

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 125.3% for the fourth quarter and 93.0% for the full year.

[1]	On April 30, 2012, the company completed the acquisition of RSC Holdings, Inc. (“RSC”). The results of RSC’s operations have been combined with the Company’s results since that date.
[2]

Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) asset impairment charge; (iv) pre-close RSC merger related interest expense; (v) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (vi) impact on depreciation related to acquired RSC fleet and property and equipment; (vii) impact of the fair value mark-up of acquired RSC fleet and inventory; (viii) RSC merger related intangible asset amortization; (ix) the gain on sale of our software subsidiary; and (x) the loss on extinguishment of debt securities, including subordinated convertible debentures, and ABL amendment. See table below for amounts.

[3]

Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) RSC merger related costs; (ii) restructuring charge; (iii) stock compensation expense, net; (iv) the impact of the fair value mark-up of acquired RSC fleet and inventory; and (v) the gain on sale of our software subsidiary. See tables below for amounts.

[4]	Rental rate, time utilization and OEC calculations are based on the American Rental Association metrics criteria; comparisons to 2011 are based on a recast of these metrics on the same basis.
[5]

The favorable impact of volume increases and rental rate increases were partially offset by the impact of rental mix in both the fourth quarter and the full year. Consistent with the company’s strategic focus on larger accounts, there has been a mix shift towards monthly rentals in 2012.

•	For the fourth quarter, time utilization decreased 90 basis points year-over-year to 68.7% and full year time utilization decreased 30 basis points to 67.5%.

•

For the fourth quarter, the company generated $141 million of proceeds from used equipment sales at a gross margin of 39.7%, compared with $134 million of proceeds at a gross margin of 31.3% the prior year. For the full year, the company generated $463 million of proceeds from used equipment sales at a gross margin of 39.7%, compared with $363 million of proceeds at a gross margin of 33.3% for 2011.[6]

•

The company realized cost synergies of $42 million in the fourth quarter and $104 million for the full year, and reaffirmed its fully developed goal of $230 million to $250 million on a run-rate basis.

2013 Outlook

The company provided the following outlook for full year 2013:

•	Total revenue in a range of $4.9 billion to $5.1 billion;

•	Adjusted EBITDA in a range of $2.25 billion to $2.35 billion;

•	An increase in rental rates of approximately 4.5% year-over-year;

•	Time utilization of approximately 68.0%;

•	Net rental capital expenditures of approximately $1.05 billion, after gross purchases of approximately $1.5 billion; and

•	Full year free cash flow in the range of $400 million to $500 million.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Our strong performance in 2012 continued in the fourth quarter as we delivered solid growth, robust margins and exceptional flow-through from our revenue streams. The integration with RSC has been very successful, and while it’s not complete, we can now shift our focus to driving improvements across the entire business. Despite the intensity of integration, we’ve paid consistent attention to the fundamentals of our business and made good on our promise to drive significant returns.”

Kneeland continued, “There’s a lot to be excited about from the standpoint of value creation as we look at 2013. Industrial and other non-construction sectors have balanced our mix and now account for about 50% of our business. We also expect to benefit further from the secular shift to rental. And non-residential construction is predicted to show reasonable improvement, with larger upswings in 2014 and 2015. We see opportunities to continue to grow our key accounts, reap the synergies of the merger and expand our fleet, while further lowering our debt leverage.”

Free Cash Flow and Fleet Size

For the full year 2012, on an as-reported basis7, free cash usage was $223 million after (i) total rental and non-rental capital expenditures of $1.369 billion and (ii) aggregate cash payments of $150 million related to merger and restructuring activities.

The size of the rental fleet on an as reported basis was $7.23 billion of original equipment cost at December 31, 2012, compared with $4.05 billion at December 31, 2011. The age of the rental fleet was 47.2 months on an OEC-weighted basis at December 31, 2012, compared with 50.3 months at December 31, 2011.

[6]	Used equipment margins for the 2012 fourth quarter and full year exclude the impact of the fair value mark-up of acquired RSC fleet that was sold.
[7]	As-reported basis includes the results of RSC’s operations only from April 30, 2012 forward.

2

Return on Invested Capital (ROIC)

Return on invested capital, on an as-reported basis, was 7.4% for the 12 months ended December 31, 2012, an increase of 50 basis points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash and excludes the impact of merger and restructuring related costs. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.

Conference Call

United Rentals will hold a conference call tomorrow, Thursday, January 24, 2013, at 11 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call, and by calling

703-925-2533.

Non-GAAP Measures

Free cash (usage) flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash (usage) flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income, income from discontinued operations, net of taxes, (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of our software subsidiary. Adjusted EPS represents EPS plus the sum of the RSC merger related costs, restructuring charge, asset impairment charge, pre-close RSC merger related interest expense, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet and inventory, RSC merger related intangible asset amortization, the gain on sale of our software subsidiary and the loss on extinguishment of debt securities, including subordinated convertible debentures, and ABL amendment. The company believes that: (i) free cash (usage) flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and Adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 836 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 11,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,300 classes of equipment with a total original cost of $7.23 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

3

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, may reduce demand for equipment and prices that we can charge; (2) a decrease in levels of infrastructure spending, including lower than expected government funding for such projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) restrictive covenants in our debt agreements, which could limit our financial and operational flexibility; (5) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (6) inability to access the capital that our business may require; (7) inability to manage credit risk adequately or to collect on contracts with customers; (8) incurrence of impairment charges; (9) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (10) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (11) incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (12) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (13) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (14) challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (15) management turnover and inability to attract and retain key personnel; (16) our rates and time utilization being less than anticipated; (17) our costs being more than anticipated, the inability to realize expected savings in the amounts or time frames planned and the inability to obtain key equipment and supplies; (18) disruptions in our information technology systems; (19) competition from existing and new competitors; (20) labor difficulties and labor-based legislation affecting labor relations and operations generally; and (21) the costs of complying with environmental and safety regulations. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2012, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Fred Bratman

(203) 618-7318

Cell: (917) 847-4507

fbratman@ur.com

4

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Equipment rentals	$1,036	$589	$3,455	$2,151
Sales of rental equipment	141	93	399	208
Sales of new equipment	29	24	93	84
Contractor supplies sales	23	19	87	85
Service and other revenues	20	21	83	83

Total revenues	1,249	746	4,117	2,611

Cost of revenues:
Cost of equipment rentals, excluding depreciation	401	252	1,392	992
Depreciation of rental equipment	208	111	699	423
Cost of rental equipment sales	99	69	274	142
Cost of new equipment sales	23	19	74	67
Cost of contractor supplies sales	17	13	62	58
Cost of service and other revenues	6	7	29	31

Total cost of revenues	754	471	2,530	1,713

Gross profit	495	275	1,587	898
Selling, general and administrative expenses	176	109	588	407
RSC merger related costs	13	19	111	19
Restructuring charge	6	14	99	19
Non-rental depreciation and amortization	64	18	198	57

Operating income	236	115	591	396
Interest expense, net	196	58	512	228
Interest expense—subordinated convertible debentures, net	1	2	4	7
Other income, net	—	(1)	(13)	(3)

Income from continuing operations before (benefit) provision for income taxes	39	56	88	164
(Benefit) provision for income taxes	(2)	28	13	63

Income from continuing operations	$41	$28	$75	$101
Income from discontinued operation, net of taxes	$—	$1	$—	$—

Net income	$41	$29	$75	$101

Diluted earnings per share:
Income from continuing operations	$0.40	$0.39	$0.79	$1.38
Income from discontinued operation	$—	$—	$—	$—

Net income	$0.40	$0.39	$0.79	$1.38

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$106	$36
Accounts receivable, net	793	464
Inventory	68	44
Prepaid expenses and other assets	111	75
Deferred taxes	265	104

Total current assets	1,343	723
Rental equipment, net	4,966	2,617
Property and equipment, net	428	366
Goodwill and other intangible assets, net	4,170	372
Other long-term assets	119	65

Total assets	$11,026	$4,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$630	$395
Accounts payable	286	206
Accrued expenses and other liabilities	435	263

Total current liabilities	1,351	864
Long-term debt	6,679	2,592
Subordinated convertible debentures	55	55
Deferred taxes	1,302	470
Other long-term liabilities	65	59

Total liabilities	9,452	4,040

Temporary equity	31	39
Common stock	1	1
Additional paid-in capital	1,997	487
Accumulated deficit	(424)	(499)
Treasury stock	(115)	—
Accumulated other comprehensive income	84	75

Total stockholders’ equity	1,543	64

Total liabilities and stockholders’ equity	$11,026	$4,143

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Cash Flows From Operating Activities:
Net income	$41	$29	$75	$101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	272	129	897	480
Amortization of deferred financing costs and original issue discounts	6	5	23	22
Gain on sales of rental equipment	(42)	(24)	(125)	(66)
Gain on sales of non-rental equipment	—	—	(2)	(2)
Gain on sale of software subsidiary	2	—	(8)	—
Stock compensation expense, net	9	3	32	12
RSC merger related costs	13	19	111	19
Restructuring charge	6	14	99	19
Loss on extinguishment of debt securities and ABL amendment	72	3	72	3
Loss on retirement of subordinated convertible debentures	—	1	—	2
(Decrease) increase in deferred taxes	(21)	23	(16)	39
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	8	(2)	(86)	(62)
Decrease (increase) in inventory	20	14	(2)	(3)
Increase in prepaid expenses and other assets	(1)	(4)	(18)	(15)
(Decrease) increase in accounts payable	(121)	(33)	(223)	68
Decrease in accrued expenses and other liabilities	(38)	(18)	(108)	(5)

Net cash provided by operating activities	226	159	721	612
Cash Flows From Investing Activities:
Purchases of rental equipment	(163)	(143)	(1,272)	(774)
Purchases of non-rental equipment	(21)	(12)	(97)	(36)
Proceeds from sales of rental equipment	141	93	399	208
Proceeds from sales of non-rental equipment	5	2	31	13
Purchases of other companies, net of cash acquired	—	(78)	(1,175)	(276)
Proceeds from sale of software subsidiary	—	—	10	—

Net cash used in investing activities	(38)	(138)	(2,104)	(865)
Cash Flows From Financing Activities:
Proceeds from debt	1,127	430	6,013	1,892
Payments of debt, including subordinated convertible debentures	(1,268)	(430)	(4,370)	(1,813)
Payments of financing costs	(8)	(16)	(75)	(16)
Proceeds from the exercise of common stock options	4	4	21	35
Common stock repurchased	(3)	—	(131)	(7)
Cash paid in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	—	—	(11)
Excess tax benefits from share-based payment arrangements, net	(1)	—	(5)	—

Net cash (used in) provided by financing activities	(149)	(12)	1,453	80
Effect of foreign exchange rates	(1)	1	—	6

Net increase (decrease) in cash and cash equivalents	38	10	70	(167)
Cash and cash equivalents at beginning of period	68	26	36	203

Cash and cash equivalents at end of period	$106	$36	$106	$36

Supplemental disclosure of cash flow information:
Cash paid for interest, including subordinated convertible debentures	$152	$62	$371	$203
Cash paid for income taxes, net	9	4	40	24

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

($ in millions)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
General Rentals
Reportable segment equipment rentals revenue	$961	$534	80.0%	$3,188	$1,953	63.2%
Reportable segment equipment rentals gross profit	392	201	95.0%	1,239	643	92.7%
Reportable segment equipment rentals gross margin	40.8%	37.6%	3.2pp	38.9%	32.9%	6.0pp
Trench Safety, Power & HVAC
Reportable segment equipment rentals revenue	$75	$55	36.4%	$267	$198	34.8%
Reportable segment equipment rentals gross profit	35	25	40.0%	125	93	34.4%
Reportable segment equipment rentals gross margin	46.7%	45.5%	1.2pp	46.8%	47.0%	(0.2pp )
Total United Rentals
Total equipment rentals revenue	$1,036	$589	75.9%	$3,455	$2,151	60.6%
Total equipment rentals gross profit	427	226	88.9%	1,364	736	85.3%
Total equipment rentals gross margin	41.2%	38.4%	2.8pp	39.5%	34.2%	5.3pp

UNITED RENTALS, INC.

DILUTED EARNINGS PER SHARE CALCULATION

(In millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Numerator:
Income from continuing operations	$41	$28	$75	$101
Convertible debt interest—1 7/8 percent notes	—	—	—	—

Income from continuing operations available to common stockholders	$41	$28	$75	$101
Income from discontinued operation	—	1	—	—

Net income available to common stockholders	$41	$29	$75	$101
Denominator:
Denominator for basic earnings per share—weighted-average common shares	92.7	62.7	83.0	62.2
Effect of dilutive securities:
Employee stock options and warrants	0.8	0.7	0.7	1.0
Convertible subordinated notes—1 7/8 percent	0.2	1.0	—	1.0
Convertible subordinated notes—4 percent	10.9	8.4	10.6	8.5
Restricted stock units	0.6	0.6	0.5	0.6

Denominator for diluted earnings per share—adjusted weighted-average common shares	105.2	73.4	94.8	73.3
Diluted earnings per share:
Income from continuing operations	$0.40	$0.39	$0.79	$1.38
Income from discontinued operation	—	—	—	—

Net income	$0.40	$0.39	$0.79	$1.38

UNITED RENTALS, INC.

ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “Earnings per share from continuing operations – adjusted” as the sum of earnings per share from continuing operations – GAAP, as reported plus the impact of the following special items: RSC merger related costs, RSC merger related intangible asset amortization, impact on depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet and inventory, pre-close RSC merger related interest expense, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, asset impairment charge, loss on extinguishment of debt securities, including subordinated convertible debentures, and ABL amendment, and gain on sale of software subsidiary. Management believes adjusted earnings per share from continuing operations provides useful information concerning future profitability. However, adjusted earnings per share from continuing operations is not a measure of financial performance under GAAP. Accordingly, adjusted earnings per share from continuing operations should not be considered an alternative to GAAP earnings per share from continuing operations. The table below provides a reconciliation between earnings per share from continuing operations – GAAP, as reported, and earnings per share from continuing operations – adjusted.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Earnings per share from continuing operations, GAAP, as reported	$0.40	$0.39	$0.79	$1.38
After-tax impact of:
RSC merger related costs (1)	0.08	0.25	0.72	0.25
RSC merger related intangible asset amortization (2)	0.25	—	0.74	—
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	—	—	(0.03)	—
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	0.09	—	0.24	—
Pre-close RSC merger related interest expense (5)	—	—	0.19	—
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (6)	(0.01)	—	(0.03)	—
Restructuring charge (7)	0.03	0.12	0.64	0.16
Asset impairment charge (8)	0.01	0.03	0.10	0.04
Loss on extinguishment of debt securities, including subordinated convertible debentures, and ABL amendment (9)	0.41	0.03	0.45	0.04
Gain on sale of software subsidiary (10)	0.01	—	(0.05)	—

Earnings per share from continuing operations- adjusted	$1.27	$0.82	$3.76	$1.87

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Reflects the amortization of the intangible assets acquired in the RSC acquisition.
(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	In March 2012, we issued $2,825 million of debt in connection with the RSC acquisition. The pre-close RSC merger related interest expense reflects the interest expense recorded on this debt prior to the acquisition date.
(6)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.
(7)	Reflects severance costs and branch closure charges associated with the RSC acquisition and our closed restructuring program.
(8)	Primarily reflects write-offs of leasehold improvements and other fixed assets in connection with the RSC acquisition and our closed restructuring program.
(9)	Reflects losses on the extinguishment of certain debt securities, including subordinated convertible debentures, and write-offs of debt issuance costs associated with the October 2011 amendment of our ABL facility.
(10)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION

(In millions)

EBITDA represents the sum of net income, income from discontinued operation, net of taxes, (benefit) provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the RSC merger related costs, restructuring charge, stock compensation expense, net, the impact of the fair value mark-up of acquired RSC fleet and inventory and the gain on sale of software subsidiary. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net income	$41	$29	$75	$101
Income from discontinued operation, net of taxes	—	(1)	—	—
(Benefit) provision for income taxes	(2)	28	13	63
Interest expense, net	196	58	512	228
Interest expense – subordinated convertible debentures, net	1	2	4	7
Depreciation of rental equipment	208	111	699	423
Non-rental depreciation and amortization	64	18	198	57

EBITDA (A)	$508	$245	$1,501	$879
RSC merger related costs (1)	13	19	111	19
Restructuring charge (2)	6	14	99	19
Stock compensation expense, net (3)	9	3	32	12
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	15	—	37	—
Gain on sale of software subsidiary (5)	2	—	(8)	—

Adjusted EBITDA (B)	$553	$281	$1,772	$929

A) Our EBITDA margin was 40.7% and 32.8% for the three months ended December 31, 2012 and 2011, respectively, and 36.5% and 33.7% for the year ended December 31, 2012 and 2011, respectively.

B) Our adjusted EBITDA margin was 44.3% and 37.7% for the three months ended December 31, 2012 and 2011, respectively, and 43.0% and 35.6% for the year ended December 31, 2012 and 2011, respectively.

(1)	Reflects transaction costs associated with the RSC acquisition.
(2)	Reflects severance costs and branch closure charges associated with the RSC acquisition and our closed restructuring program.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.

UNITED RENTALS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND ADJUSTED

EBITDA

(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$226	$159	$721	$612
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Income from discontinued operation, net of taxes	—	(1)	—	—
Amortization of deferred financing costs and original issue discounts	(6)	(5)	(23)	(22)
Gain on sales of rental equipment	42	24	125	66
Gain on sales of non-rental equipment	—	—	2	2
Gain on sale of software subsidiary (5)	(2)	—	8	—
RSC merger related costs (1)	(13)	(19)	(111)	(19)
Restructuring charge (2)	(6)	(14)	(99)	(19)
Stock compensation expense, net (3)	(9)	(3)	(32)	(12)
Loss on extinguishment of debt securities and ABL amendment (6)	(72)	(3)	(72)	(3)
Loss on retirement of subordinated convertible debentures	—	(1)	—	(2)
Changes in assets and liabilities	187	42	571	49
Cash paid for interest, including subordinated convertible debentures	152	62	371	203
Cash paid for income taxes, net	9	4	40	24

EBITDA	$508	$245	$1,501	$879
Add back:
RSC merger related costs (1)	13	19	111	19
Restructuring charge (2)	6	14	99	19
Stock compensation expense, net (3)	9	3	32	12
Impact of the fair value mark-up of acquired RSC fleet and inventory (4)	15	—	37	—
Gain on sale of software subsidiary (5)	2	—	(8)	—

Adjusted EBITDA	$553	$281	$1,772	$929

(1)	Reflects transaction costs associated with the acquisition of RSC.
(2)	Reflects severance costs and branch closure charges associated with the RSC acquisition and our closed restructuring program.
(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)	Reflects additional costs recorded in cost of rental equipment sales, cost of equipment rentals, excluding depreciation, and cost of contractor supplies sales associated with the fair value mark-up of rental equipment and inventory acquired in the RSC acquisition. The costs relate to equipment and inventory acquired in the RSC acquisition and subsequently sold.
(5)	Reflects a gain recognized upon the sale of a former subsidiary that developed and marketed software.
(6)	Reflects losses on the extinguishment of certain debt securities and write-offs of debt issuance costs associated with the October 2011 amendment of our ABL facility.

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(In millions)

We define free cash flow (usage) as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow (usage) is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow (usage) should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow (usage).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net cash provided by operating activities	$226	$159	$721	$612
Purchases of rental equipment	(163)	(143)	(1,272)	(774)
Purchases of non-rental equipment	(21)	(12)	(97)	(36)
Proceeds from sales of rental equipment	141	93	399	208
Proceeds from sales of non-rental equipment	5	2	31	13
Excess tax benefits from share-based payment arrangements, net	$(1)	$—	$(5)	$—

Free cash flow (usage)	$187	$99	$(223)	$23